EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1

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(Form Type)

NEURALBASE AI LTD

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)(3)	Fee Rate	Amount of Registration Fee(1)

Newly Registered Securities

Fees to be paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	40,000,000	$(0.01)	$400,000	$153.10 per $1,000,000	$61.24

	Total Offering Amounts					$400,000		$61.24
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$61.24

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended

(2)

This Registration Statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	40,000,000 shares of Common Stock are being offered as a Direct Public Offering.